Exhibit 5.1

February 1, 2017

The KeyW Holding Corporation

7740 Milestone Parkway, Suite 400

Hanover, Maryland 21076

Re: The KeyW Holding Corporation Registration Statement on Form S-3 (File No. 333-215115)

Ladies and Gentlemen:

We have acted as counsel to The KeyW Holding Corporation, a Maryland corporation (the “Company”), in connection with the registration and issuance by the Company of 9,775,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 1,275,000 Shares that may be sold pursuant to the exercise of an option granted to the underwriters, in an underwritten public offering pursuant to a Registration Statement on Form S-3, as amended (File No. 333-215115) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated December 22, 2016 (the “Base Prospectus”) and the prospectus supplement dated January 27, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the issuance of the Shares has been duly authorized, and when sold in accordance with the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The KeyW Holding Corporation

February 1, 2017

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K which is incorporated by reference in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

   Sincerely,

   /s/ HOLLAND & KNIGHT LLP

   HOLLAND & KNIGHT LLP